Exhibit 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT: Tracy Young Vice President, Communications 800-818-1498

James L. Bierman Elected to Board of Directors of Team Health Holdings, Inc.

KNOXVILLE, Tenn. – August 23, 2010 – Team Health Holdings, Inc. (“TeamHealth”) (NYSE: TMH), announced today that the company’s Board of Directors elected James L. Bierman as a Director of the Board and as chairman of the Board’s Audit Committee at the company’s quarterly board meeting on August 17, 2010.

“With a diverse and extensive healthcare background, Mr. Bierman brings a fresh perspective on the issues and challenges facing our industry,” said Greg Roth, President and Chief Executive Officer, TeamHealth. “His technical experience in accounting, tax and regulatory reporting make him well-suited to lead our Audit Committee.”

Bierman brings to the Board more than 35 years of diversified experience as a strategist, advisor and communicator with expertise in managing multiple business units, complex transactions and processes on a global basis. He currently serves as Senior Vice President and Chief Financial Officer of Owens & Minor, Inc., a FORTUNE 500 company and a leading distributor of medical and surgical supplies. Previously, Bierman held the positions of Executive Vice President & Chief Financial Officer at Quintiles Transnational Corp. He is a former director of Quintiles and its parent company, Pharma Services Holding, Inc. Prior to joining Quintiles, Bierman was a partner at Arthur Andersen LLP.

About TeamHealth

TeamHealth (Knoxville, Tenn.) (NYSE: TMH) was founded in 1979 and has become one of the largest suppliers of outsourced healthcare professional staffing and administrative services to hospitals and other healthcare providers in the United States. Through its seven principal service lines located in 14 regional sites, TeamHealth’s approximately 5,600 affiliated healthcare professionals provide emergency medicine, hospital medicine, anesthesia, teleradiology, and pediatric staffing and management services to approximately 525 civilian and military hospitals, clinics, and physician groups in 46 states. For more information about TeamHealth, visit www.teamhealth.com.